Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

The Board of Directors
Accenture plc:

We consent to the incorporation by reference in the registration statements (No. 333-188132) on Form S-3 and (No. 333-188134, No. 333-164737 and No. 333-65376-99) on Form S-8 of Accenture plc (the “Company”) of our report dated October 29, 2013, with respect to the Consolidated Balance Sheets of Accenture plc as of August 31, 2013 and 2012, and the related Consolidated Income Statements, Consolidated Statements of Comprehensive Income, Consolidated Shareholders’ Equity Statements, and Consolidated Cash Flows Statements for each of the years in the three-year period ended August 31, 2013, and the effectiveness of internal control over financial reporting as of August 31, 2013, which report appears in the August 31, 2013 annual report on Form 10‑K of Accenture plc.

/s/ KPMG LLP
Chicago, Illinois
October 29, 2013